AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 2000
                                               REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549
                                 ---------------

                                    FORM S-6
                                 ---------------

                    FOR REGISTRATION UNDER THE SECURITIES ACT
                    OF 1933 OF SECURITIES OF UNIT INVESTMENT
                        TRUSTS REGISTERED ON FORM N-8B-2
                                 ---------------

A.  EXACT NAME OF TRUST:

                              EQUITY INVESTOR FUND
                                 CONCEPT SERIES
                           REAL ESTATE INCOME FUND
                                 2000 SERIES A
                              DEFINED ASSET FUNDS

B.  NAMES OF DEPOSITORS:

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                           SALOMON SMITH BARNEY INC.
                            PAINEWEBBER INCORPORATED
                           DEAN WITTER REYNOLDS INC.

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

MERRILL LYNCH, PIERCE, FENNER & SMITH                SALOMON SMITH BARNEY INC.
           INCORPORATED                            388 GREENWICH STREET
       DEFINED ASSET FUNDS                              23RD FLOOR
          P.O. BOX 9051                            NEW YORK, N.Y. 10013
    PRINCETON, N.J. 08543-9051


        DEAN WITTER REYNOLDS INC.                  PAINEWEBBER INCORPORATED
    TWO WORLD TRADE CENTER--59TH FLOOR             1285 AVE. OF THE AMERICAS
        NEW YORK, N.Y. 10048                         NEW YORK, N.Y. 10019



D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

    TERESA KONCICK, ESQ.                               DOUGLAS LOWE, ESQ.
        P.O BOX 9051                                DEAN WITTER REYNOLDS INC.
 PRINCETON, N.J. 08543-9051                          TWO WORLD TRADE CENTER--
                                                           59TH FLOOR
                                                      NEW YORK, N. Y. 10048

                                                            COPIES TO
   MICHAEL KOCHMAN          ROBERT E. HOLLEY       PIERRE DE SAINT PHALLE, ESQ.
388 GREENWICH STREET   1285 AVENUE OF THE AMERICAS     450 LEXINGTON AVENUE
NEW YORK, N.Y. 10013      NEW YORK, N.Y. 10019         NEW YORK, N.Y. 10017

E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the acquisition and deposit of the underlying securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                                    PART II

           ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

     A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series-- 573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated........  8-7221
     Salomon Smith Barney Inc. ................................  8-8177
     PaineWebber Incorporated..................................  8-16267
     Dean Witter Reynolds Inc. ................................  8-14172

                                   ---------

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

     Merrill Lynch, Pierce, Fenner & Smith Incorporated........  13-5674085
     Salomon Smith Barney Inc. ................................  13-1912900
     PaineWebber Incorporated..................................  13-2638166
     Dean Witter Reynolds Inc. ................................  94-0899825
     The Bank of New York, Trustee.............................  13-4941102

                                  UNDERTAKING

The Sponsors undertake that they will not make any amendment to the Supplement to this Registration Statement which includes material changes without submitting the amendment for Staff review prior to distribution.

               SERIES OF EQUITY INCOME AND EQUITY INVESTOR FUND
       DESIGNATED PURSUANT TO RULE 487 UNDER THE SECURITIES ACT OF 1933

                                                                   SEC
Series Number                                                  File Number
-------------                                                  -----------
Equity Investor Fund, Select S&P Industrial
  Portfolio 1998 Series H.....................................  333-64577

                       CONTENTS OF REGISTRATION STATEMENT

THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

The facing sheet of Form S-6. The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Registration Statement of Defined Asset Funds Municipal Insured Series, 1933 Act File No. 33-54565).
The Prospectus.
Additional Information not included in the Prospectus (Part II).

The following exhibits:

        1.1 -- Form of Trust Indenture (incorporated by reference to Exhibit 1.1 to the Registration Statement of Equity Income Fund, Select S&P Industrial Portfolio 1997 Series A, 1933 Act File No. 33-05683.

      1.1.1 -- Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate-48, Defined Asset Funds, 1933 Act File No. 33-50247).

      1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

     *3.1   -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the heading "Miscellaneous--Legal Opinion" in the Prospectus.

     *5.1   -- Consent of Independent Accountants.

      9.1   -- Information Supplement (incorporated by reference to
               Exhibit 9.1 to the Registration Statement of Municipal Investment Trust Fund, Equity Income Fund, Select Ten Portfolio 1999 International Series A (United Kingdom Portfolio), 1933 Act File No. 333-70593).

----------
  * To be filed with Amendment to Registration Statement.

                              DEFINED ASSET FUNDS
                        MUNICIPAL INVESTMENT TRUST FUND

                                   SIGNATURES

     The registrant hereby identifies the series number of Defined Asset Funds listed on page R-1 for the purposes of the representations required by Rule 487 and represents the following:

     1) That the portfolio securities deposited in the series as to which this registration statement is being filed do not differ materially in type or quality from those deposited in such previous series;

     2) That, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential information for, the series with respect to which this registration statement is being filed, this registration statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

     3)   That it has complied with Rule 460 under the Securities Act of 1933.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 28TH DAY OF FEBRUARY, 2000.


            Signatures appear on pages R-3, R-4, R-5 and R-6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
     DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 333-70593

   GEORGE A. SCHIEREN
   JOHN L. STEFFENS



   By J. DAVID MEGLEN
      (As authorized signatory for
      Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)

SALOMON SMITH BARNEY INC.
   DEPOSITOR


By the following persons,                Powers of Attorney have
   who constitute a majority of             been filed under the
   the Board of Directors of                1933 Act File
   Salomon Smith Barney Inc.:               Numbers: 333-63147 and
                                            333-63033

   MICHAEL A. CARPENTER
   DERYCK C. MAUGHAN



   By GINA LEMON
      (As authorized signatory for
      Salomon Smith Barney Inc. and
      Attorney-in-fact for the persons listed above)

DEAN WITTER REYNOLDS INC.
     DEPOSITOR


By the following persons,         Powers of Attorney have been
   who constitute a majority of     filed under Form SE and
   the Board of Directors of        the following 1933 Act
   Dean Witter Reynolds Inc.:       File Number: 33-17085,
                                    333-13039, 333-47553 and
                                    333-89005
   BRUCE F. ALONSO
   RICHARD M. DeMARTINI
   RAYMOND J. DROP
   JAMES F. HIGGINS
   JOHN J. MACK
   MITCHELL M. MERIN
   STEPHEN R. MILLER
   PHILIP J. PURCELL
   JOHN H. SCHAEFER
   THOMAS C. SCHNEIDER
   ALAN A. SCHRODER
   ROBERT G. SCOTT



   By MICHAEL D. BROWNE
      (As authorized signatory for
      Dean Witter Reynolds Inc. and
      Attorney-in-fact for the persons listed above)

PAINEWEBBER INCORPORATED
     DEPOSITOR


By the following persons, who                Powers of Attorney have
   constitute of the                           been filed under
   Board of Directors of                       Form SE and the
   PaineWebber Incorporated:                   following 1933 Act
                                               File Number: 2-61279

   MARGO N. ALEXANDER
   TERRY L. ATKINSON
   BRIAN M. BAREFOOT
   STEVEN P. BAUM
   MICHAEL CULP
   REGINA A. DOLAN
   JOSEPH J. GRANO, JR.
   EDWARD M. KERSCHNER
   JAMES P. MacGILVRAY
   DONALD B. MARRON
   ROBERT H. SILVER
   MARK B. SUTTON


   By ROBERT E. HOLLEY
      (As authorized signatory for
      PaineWebber Incorporated and
      Attorney-in-fact for the persons listed above)